UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 20, 2007

Date of Report (Date of earliest event reported)

Emergency Filtration Products, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-27421	87-0561647
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111Grier Avenue, Suite B, Las Vegas , Nevada	89119
(Address of principal executive offices)	(Zip Code)

(702) 307-4102

Registrant's telephone number, including area code

Item 8.01 Other Information

Emergency Filtration Products, Inc. (the “Company”) has delayed the filing of its Annual Report on Form 10-KSB for the year ended December 31, 2006, and the restated Quarterly Reports for the quarters ended March 31, June 30, and September 30, 2006, pending the completion of an independent investigation into the preparation of its financial statements and its internal controls over financial reporting.  The Company’s Board of Directors retained independent counsel to conduct the investigation in response to perceived improprieties discovered in the course of the management’s due diligence in connection with the preparation of the Company’s annual report for 2006.  The investigation is proceeding but is not yet complete.

To date, the Company has determined that a significant portion of the transactions in fiscal 2006 previously reported as sales transactions may have been mischaracterized both as to the reasons for their difficulty in collection as well as their qualifications for recognition.  In addition, the Company decided to suspend product sales in conjunction with the filing of its application with the United States Food and Drug Administration in September 2006.  However, the mischaracterized sales transactions were reported to have occurred in March and June of 2006, respectively, and the suspension of sales in September should not have interfered with collections of receivables from those transactions.

In addition, the Company reported expected revenues based on executed distribution agreements with minimum purchase requirements and defined payment terms; however, unauthorized modifications and extensions of certain written payments terms may have occurred and caused such sales and related receivables reported by the Company to be prematurely recognized and effectively inflated and rendered payment of the receivables unlikely.  The Company has also determined that invoicing methods, inventory controls and operational procedures were inadequate or non-existent.  Written documentation is scarce, and oral communications were not documented or otherwise evident. The Board of Directors believes it is in the best interest of the Company and its shareholders to have the investigation completed prior to the filings so that the Company can fully disclose and give proper effect to the results of the investigation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: April 20, 2007

Emergency Filtration Products, Inc.

By:  /S/ Philip Dascher

Philip Dascher, Chief Executive Officer